Exhibit 10.1

                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                          CONSOLIDATED GRAPHICS, INC.,

                         CONSOLIDATED EAGLE PRESS, INC.

                                       AND

                                    JOHN ROSS

                            Dated as of July 12, 1996
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                                TABLE OF CONTENTS
                            ASSET PURCHASE AGREEMENT
                                                                            PAGE

         ARTICLE 1
SALE AND PURCHASE............................................................  1
 1.1      SALE AND PURCHASE..................................................  1
 1.2      PURCHASE PRICE.....................................................  2
 1.3      EARNED PROCEEDS....................................................  2
 1.4      CLOSING............................................................  3
 1.5      ASSUMPTION OF LIABILITIES..........................................  3
 1.6      EXCLUDED LIABILITIES...............................................  3
 1.7      PUBLIC ANNOUNCEMENTS...............................................  5

         ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF SELLER.....................................  5
 2.1      OTHER BUSINESSES...................................................  5
 2.2      AUTHORITY OF SELLER................................................  5
 2.3      NO CONFLICTS.......................................................  5
 2.4      CONSENTS AND APPROVALS.............................................  6
 2.5      TITLE TO PROPERTIES; CONDITION.....................................  6
 2.6      FINANCIAL STATEMENTS...............................................  7
 2.7      ASSETS USED IN OPERATION...........................................  7
 2.8      CUSTOMARY BUSINESS PRACTICE........................................  7
 2.9      ABSENCE OF CERTAIN CHANGES OR EVENTS...............................  7
 2.10     ABSENCE OF DEFAULTS................................................  8
 2.11     COMPLIANCE WITH LAWS...............................................  9
 2.12     TAX RETURNS AND REPORTS............................................  9
 2.13     LITIGATION.........................................................  9
 2.14     CUSTOMERS AND SUPPLIERS............................................ 10
 2.15     ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE........................... 10
 2.16     INVENTORIES........................................................ 10
 2.17     ERISA AND RELATED MATTERS.......................................... 10
 2.18     CONTRACTS AND COMMITMENTS.......................................... 12
 2.19     PATENTS, TRADEMARKS AND COPYRIGHTS................................. 14
 2.20     INSURANCE.......................................................... 14
 2.21     EMPLOYEES.......................................................... 14
 2.22     LABOR AGREEMENTS; DISPUTES......................................... 15
 2.23     REGULATORY FILINGS................................................. 15
 2.24     ENVIRONMENTAL AND HEALTH AND SAFETY MATTERS........................ 16
 2.25     CONTINGENT LIABILITIES............................................. 18
 2.26     PERSONAL INJURY, PRODUCTS LIABILITY AND RECALL CLAIMS.............. 18
 2.27     BROKERS............................................................ 18
 2.28     DISCLOSURE......................................................... 18
 2.29     TRANSACTIONS WITH AFFILIATES....................................... 18
 2.30     SELLER PAYMENTS.................................................... 19
 2.31     EXTRAORDINARY ITEMS................................................ 19

         ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF COMPANY AND BUYER.......................... 19
 3.1      ORGANIZATION AND GOOD STANDING..................................... 19
 3.2      AUTHORITY OF THE COMPANY AND THE BUYER............................. 19
 3.3      NO CONFLICTS....................................................... 19
 3.4      CONSENTS AND APPROVALS............................................. 20
 3.5      BROKERS............................................................ 20
 3.6      LITIGATION......................................................... 20
 3.7      ACKNOWLEDGMENTS.................................................... 21

         ARTICLE 4
ACTIONS BY SELLER PENDING CLOSING............................................ 21
 4.1      CONDUCT OF BUSINESS................................................ 21
 4.2      CONTINUED ADMINISTRATION........................................... 21
 4.3      RECORDS............................................................ 21
 4.4      MAINTENANCE OF INSURANCE........................................... 21

         ARTICLE 5
COVENANTS OF SELLER.......................................................... 22
 5.1      APPROVALS.......................................................... 22
 5.2      COMPLIANCE WITH LEGAL REQUIREMENTS................................. 22
 5.3      BOOKS AND RECORDS.................................................. 22
 5.4      INVESTIGATION BY COMPANY AND BUYER................................. 22
 5.5      CERTAIN ACTS OR OMISSIONS.......................................... 22
 5.6      REPORTS............................................................ 23
 5.7      CHANGE OF NAME..................................................... 23
 5.8      CONFIDENTIALITY.................................................... 23
 5.9      ADDITIONAL DISCLOSURE.............................................. 23
 5.10     TITLE COMMITMENT AND POLICY........................................ 23
 5.11     SELLER'S OBLIGATIONS TO EMPLOYEES.................................. 24
 5.12     PAYMENTS RECEIVED POST-CLOSING..................................... 25
 5.13     CONTRACTS; LIABILITIES............................................. 25

         ARTICLE 6
COVENANTS OF COMPANY AND BUYER............................................... 25
 6.1      APPROVALS.......................................................... 25
 6.2      COMPLIANCE WITH LEGAL REQUIREMENTS................................. 25
 6.3      CERTAIN ACTS OR OMISSIONS.......................................... 25
 6.4      SELLER AS ADDITIONAL INSURED....................................... 25
 6.5      CONFIDENTIALITY.................................................... 26
 6.6      ADDITIONAL DISCLOSURE.............................................. 26
 6.7      COST OF INSURANCE.................................................. 26







         ARTICLE 7
CONDITIONS TO OBLIGATIONS OF COMPANY AND BUYER............................... 26
 7.1      REPRESENTATIONS AND WARRANTIES..................................... 26
 7.2      COMPLIANCE WITH AGREEMENT.......................................... 26
 7.3      CERTIFICATE........................................................ 26
 7.4      NO ACTION OR PROCEEDING............................................ 26
 7.5      CONSENTS, AUTHORIZATIONS, ETC...................................... 27
 7.6      CORPORATE ACTION BY COMPANY AND BUYER.............................. 27
 7.7      COMPLETION OF DUE DILIGENCE........................................ 27
 7.8      EMPLOYMENT AND NONCOMPETITION AGREEMENT............................ 27
 7.9      OPINION OF COUNSEL................................................. 27
 7.10     INSTRUMENTS OF CONVEYANCE.......................................... 27
 7.11     OPERATION OF BUSINESS.............................................. 27
 7.12     NO ADVERSE CHANGE.................................................. 28
 7.13     CREDITOR RELEASES.................................................. 28
 7.14     PHYSICAL POSSESSION AND CONTROL.................................... 28
 7.15     DELIVERY OF OTHER DOCUMENTS AND INSTRUMENTS........................ 28

         ARTICLE 8
CONDITIONS TO OBLIGATIONS OF SELLER.......................................... 28
 8.1      REPRESENTATIONS AND WARRANTIES..................................... 28
 8.2      COMPLIANCE WITH AGREEMENT.......................................... 29
 8.3      CERTIFICATE OF OFFICER............................................. 29
 8.4      NO ACTION OR PROCEEDING............................................ 29
 8.5      CONSENTS, AUTHORIZATIONS, ETC...................................... 29
 8.6      CORPORATE ACTION BY COMPANY AND BUYER.............................. 29
 8.7      EMPLOYMENT AND NONCOMPETITION AGREEMENT............................ 29
 8.8      DELIVERY OF PURCHASE PRICE......................................... 30

         ARTICLE 9
SURVIVAL OF REPRESENTATIONS AND WARRANTIES................................... 30

         ARTICLE 10
INDEMNIFICATION.............................................................. 30
10.1     INDEMNIFICATION OF PURCHASER INDEMNITEES............................ 30
10.2     INDEMNIFICATION OF SELLER INDEMNITEES............................... 31
10.3     METHOD OF ASSERTING CLAIMS, ETC..................................... 31
10.4     PAYMENT OF INDEMNITY................................................ 34

         ARTICLE 11
TERMINATION.................................................................. 34

         ARTICLE 12
NOTICES...................................................................... 35



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         ARTICLE 13
MISCELLANEOUS................................................................ 36
13.1     INCORPORATION OF SCHEDULES AND APPENDICES; ENTIRE AGREEMENT......... 36
13.2     WAIVER.............................................................. 36
13.3     AMENDMENT........................................................... 36
13.4     COUNTERPARTS........................................................ 36
13.5     HEADINGS............................................................ 36
13.6     GOVERNING LAW....................................................... 36
13.7     RISK OF LOSS........................................................ 36
13.8     BINDING EFFECT...................................................... 37
13.9     EXPENSES............................................................ 37
13.10    WAGE, WAGE WITHHOLDING AND OTHER REPORTING OBLIGATIONS.............. 37
13.11    FURTHER ASSURANCES.................................................. 37

                                    SCHEDULES

Schedule 1.1      Assets
Schedule 1.5      Assumption of Liabilities
Schedule 2.1      Ownership in Other Businesses
Schedule 2.3      Conflicts
Schedule 2.5      Ownership of Assets and Related Agreements
Schedule 2.6      Liabilities Not Disclosed on Financial Statements
Schedule 2.7      Leased Assets
Schedule 2.8      Commission Payment Arrangements
Schedule 2.11     Compliance with Laws
Schedule 2.14     Customers and Suppliers
Schedule 2.17     ERISA and Related Matters
Schedule 2.18     Contracts and Commitments
Schedule 2.20     Insurance
Schedule 2.21     Employees
Schedule 2.22     Labor Agreements
Schedule 2.24     Environmental and Health Safety Matters
Schedule 2.25     Contingent Liabilities

                                   APPENDICES

Appendix A        Financial Statements
Appendix B        Employment and Noncompetition Agreement
Appendix C        Release

                            ASSET PURCHASE AGREEMENT

                  THIS ASSET PURCHASE AGREEMENT, dated as of July 12, 1996 (together with the exhibits and schedules attached hereto, the "Agreement") is by and among Consolidated Graphics, Inc., a Texas corporation (the "Company"), Consolidated Eagle Press, Inc., a Texas corporation and wholly owned subsidiary of the Company (the "Buyer"), and John Ross, an individual residing in Sacramento, California, doing business as Eagle Press, a sole proprietorship (the "Seller").

                                   WITNESSETH:

                  WHEREAS, the Company and the Seller have executed and delivered a letter of intent (the "Letter") dated May 3, 1996, pursuant to which their intent is that the Company or one or more of its affiliates purchase the business and assets of the Seller (the "Acquisition"), as more specifically set forth in Section 1.1 below;

                  WHEREAS, the Letter contemplates the negotiation and execution of a legally binding, written "Definitive Agreement" setting forth the terms and conditions of the sale described in the Letter;

                  WHEREAS, the Company, the Buyer and the Seller intend that this Agreement constitute the Definitive Agreement; and

                  WHEREAS, the Seller desires to sell to the Buyer, and the Company and the Buyer desire that the Buyer purchase from the Seller, the business and assets of the Seller for the purchase price and upon and subject to the terms and conditions set forth herein;

                  NOW, THEREFORE, in consideration of the mutual premises, covenants and agreements set forth herein and in reliance upon the representations and warranties contained herein, the parties hereto covenant and agree as follows:

                                    ARTICLE 1
                                SALE AND PURCHASE

                  1.1 SALE AND PURCHASE. On the terms and subject to the conditions contained herein, the Seller agrees to sell to the Buyer and the Buyer agrees to purchase from the Seller, free and clear of all liens, encumbrances, mortgages, pledges, charges, options, rights, security interests, agreements, or claims of any nature whatsoever, recorded or unrecorded (individually a "Lien" and collectively the "Liens") except as set forth on
Schedule 1.1, all of the Seller's right, title and interest in and to all of the Seller's properties and assets (the "Assets") used or usable in the Seller's commercial printing business (the "Business"), wherever located, including without limitation those properties and assets set forth on Schedule 1.1 attached hereto (except for the real property identified as Item __ on Schedule
1.1 that is being separately conveyed by the Seller of even date herewith to an affiliate of the Company and the Buyer), and all other real property, machinery and equipment, office furniture and equipment, furnishing, fittings, accessories, appliances, computer software, contracts, licenses, permits, customer contact lists, rights to the name "Eagle Press" and any derivative or similar names, operating rights, rights to telephone numbers, books and records and other rights in any way pertaining to, related, identified to or with, or otherwise used or useable in the Business.

                  1.2 PURCHASE PRICE. The aggregate purchase price (the "Purchase Price") for the Business and the Assets shall be THREE MILLION FIVE HUNDRED FIFTY-FIVE THOUSAND SEVEN HUNDRED TWENTY-FIVE AND 93/100 DOLLARS ($3,555,725.93). The Purchase Price shall be payable as set forth in Section 1.4 below and apportioned as follows:

Equipment .............................................      $   1,200,000.00
Cash/Receivables/Inventory ............................          1,586,000.00
Goodwill ..............................................            769,725.93
                                                             -------------
                                                             $   3,555,725.93

The parties hereto agree that the Purchase Price and Assumed Liabilities shall be allocated among the Assets as set forth above, and the parties shall comply with, and agree to be bound by, Section 1060 of the Internal Revenue Code of 1986, as amended, in making the allocation of the Purchase Price and Assumed Liabilities and all necessary filings pursuant to such Section 1060 and agree that the allocation made in accordance therewith shall represent the fair market value of the Assets as so allocated and further shall accurately prepare and timely file all necessary information returns with the applicable Taxing Authority (including filing Form 8594 with the Internal Revenue Service) in accordance with the Asset allocation set forth above.

                  1.3 EARNED PROCEEDS. If the Buyer generates pre-tax earnings as set forth in the table below under the heading "Profit" for the respective period set forth under the heading "Measurement Period," the Company or the Buyer shall pay to the order of the Seller on or before the date set forth under the heading "Payment Date" the amount set forth under the heading "Earned Proceeds."


Payment                                                                 Earned
Date                        Measurement Period          Profit          Proceeds
- ---------                  -----------------------      ----------      --------
7/31/97 .............      12 months ended 4/30/97      $1,350,000      $200,000

7/31/98 .............      12 months ended 4/30/98      $1,450,000      $200,000

7/31/99 .............      12 months ended 4/30/99      $1,550,000      $200,000

7/31/00 .............      12 months ended 4/30/00      $1,650,000      $200,000

7/31/01 .............      12 months ended 4/30/01      $1,750,000      $200,000

If for any Measurement Period ended on or after April 30, 1998, pre-tax earnings of the Buyer exceeds $1,350,000 but is less than Profit as set forth in the table above with respect to such Measurement Period, the Company or the Buyer shall pay to the order of the Seller $100,000 on or before the Payment Date with respect to such Measurement Period. For purposes of this Section 1.3, the following definitions shall apply: (i) "pre-tax earnings" shall mean net income of the Buyer as determined in accordance with generally accepted accounting principles after adding back management fees to the Company and after adding back any tax expense deducted or deducting any tax benefits added in determining such net income; (ii) "Management Fees" shall mean fees paid by the Buyer to the Company or allocated by the Company to the Buyer attributable to time and expenses of corporate management, but not including expenses incurred by the Company or its corporate affiliates for or on behalf of the Buyer and rebilled to the Buyer at the Company's or such affiliate's cost.

                  1.4 CLOSING. Subject to the terms and conditions hereof, the consummation of the sale and purchase of the Business and the Assets provided for herein (the "Closing") shall take place on July 10, 1996 effective as of June 30, 1996 (June 30, 1996 being referred to herein as the "Closing Date") at the offices of Winstead Sechrest & Minick P.C. in Houston, Texas, at 11:00 a.m., or at such other place or time upon which the Buyer and the Seller may mutually agree in writing. At the Closing, the Company, on behalf of the Buyer, shall pay the Purchase Price to or for the benefit of the Seller by wire transfer in immediately available federal funds to one or more accounts and/or payees specified by the Seller in a notice of wire instructions provided to the Buyer within a reasonable time before the Closing Date.

                  1.5 ASSUMPTION OF LIABILITIES. The Buyer shall assume the Assumed Liabilities (as defined below) on the Closing Date, in its sole and absolute discretion performing such Assumed Liabilities in accordance with their terms or otherwise arranging for their discharge. The term "Assumed Liabilities" shall mean (i) the Audit Fees, (ii) those liabilities of the Seller set forth in the financial statements of the Seller compiled by Smedly & Company as of and for the year end December 31, 1995 (the "Compiled Financial Statements") (as the amounts thereof may have changed through the Closing Date in the ordinary course of business), excluding any federal or state income taxes payable, Extraordinary Items (as hereinafter defined) and (iii) all liabilities arising out of those matters described on Schedule 1.5.

                  1.6 EXCLUDED LIABILITIES. Notwithstanding anything to the contrary contained herein, except for those debts, liabilities and obligations of the Seller expressly assumed by the Buyer pursuant to Section 1.5 above, neither the Buyer nor the Company assumes or agrees to pay, perform or discharge any debts, obligations or liabilities of the Seller of any kind or nature, whether or not such debts, liabilities or obligations related to or arose out of the conduct of the Business or the operation of the Assets, whether accrued, absolute, contingent or otherwise, or whether due or to become due, or otherwise, whether known or unknown, which liabilities and obligations, if ever in existence, shall continue to be liabilities and obligations of the Seller (the "Excluded Liabilities"). Specifically, but without limitation, neither the Buyer nor the Company shall, except as set forth in Section 1.5 above, assume or be liable for the following debts, liabilities and obligations of Seller:

                  (a) VIOLATION OF REPRESENTATIONS, ETC. Debts, obligations or liabilities which arise or exist in violation of any of the representations, warranties, covenants or agreements of the Seller contained in this Agreement or in any statement or certificate delivered to the Company or the Buyer by or on behalf of the Seller on or before the Closing Date pursuant to this Agreement or in connection with the transactions contemplated hereby.

                  (b) TAXES DUE ON SALE. Debts, obligations or liabilities of the Seller for federal, state, county, local, foreign or other income, or transfer taxes or assessments (including interest and penalties thereon, if any) of any kind whatsoever arising from, based upon or related to the sale, transfer or delivery of the Business or the Assets pursuant to this Agreement or otherwise, which taxes shall be solely the responsibility of the Seller.

                  (c) OTHER TAXES. Debts, obligations or liabilities of the Seller, whether absolute, accrued, contingent or otherwise, for (i) federal and state income taxes; (ii) franchise taxes, (including interest and penalties thereon, if any); and (iii) any other taxes of the Seller.

                  (d) PENSION AND OTHER EMPLOYEE PLANS. Except with respect to accrued vacation, holiday and sick pay which will be the Buyer's responsibility, any debts, obligations or liabilities under any pension, profit sharing, savings, retirement, health, medical, life, disability, dental, deferred compensation, stock option, bonus, incentive, severance pay, group insurance or other similar employee plans or arrangements, or under any policies, handbooks, or custom or practice, collective bargaining agreement, or any employment agreements, whether express or implied, applicable to any of the Seller's employees and arising from events occurring at any time through and including the Closing Date. With respect to any health, medical, dental or other plan to which COBRA (as defined below) applies of the Seller, the Buyer shall not be obligated to provide, nor shall be liable for, any continuation of medical coverage that may be required under the Consolidated Omnibus Reconciliation Act of 1985 ("COBRA") with respect to any of the Seller's current or former employees.

                  (e) INDEBTEDNESS; INTERCOMPANY OBLIGATIONS. Any indebtedness of the Seller, including without limitation any intercompany or interbusiness obligations or liabilities of the Seller to affiliates of the Seller.

                  (f) LITIGATION. Debts, expenses, obligations or liabilities of the Seller arising out of any claim, action, suit, arbitration, or proceeding pending as of the Closing Date or arising out of or relating to matters or events occurring on or before the Closing Date.

                  (g) PRE-CLOSING LIABILITIES. Debts, expenses, obligations or liabilities relating to the operation of the Business and the Assets arising out of circumstances existing or events occurring before the Closing Date and which are not specifically assumed by the

         Buyer or the Company, including without limitation liabilities or obligations existing as of April 30, 1996 and not reflected in the Audited Financial Statements except to the extent set forth on Schedule 1.5.

         1.7 PUBLIC ANNOUNCEMENTS. Before making any public announcements with respect to this Agreement or the transactions contemplated hereby, each of the Seller, the Buyer and the Company shall consult with the other parties and use good faith efforts to agree upon the text of a joint announcement to be made by the Seller, the Buyer and the Company or use good faith efforts to obtain each other party's approval of the text of any public announcement to be made on behalf of only one party; PROVIDED, HOWEVER, THAT the Company shall have final approval with respect to any public announcements.

                                    ARTICLE 2
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         The Seller hereby represents and warrants to the Company and the Buyer as set forth in this Article 2. As used herein, the phrase "the actual knowledge of Seller" means the actual knowledge of John Ross after due inquiry.

                  2.1 OTHER BUSINESSES. Except as set forth on Schedule 2.1, the Seller does not own or control, directly or indirectly, shares of capital stock, debt instruments or other securities of any corporation that would constitute in excess of 5% ownership interest in such corporation, after taking into account all conversion features, options, rights, etc. and does not hold, directly or indirectly, any interest in any trust, partnership, limited partnership, joint venture, business association, limited liability company, unincorporated business, proprietorship, business enterprise or other business entity whatsoever.

                  2.2 AUTHORITY OF SELLER. The Seller has the full right, power, legal capacity and authority to enter into, execute and deliver this Agreement and the documents contemplated hereby to be executed by the Seller and to perform the obligations to be performed by the Seller hereunder and thereunder, respectively. This Agreement has been duly executed and delivered by the Seller and this Agreement constitutes, and such documents upon their execution and delivery as herein provided will constitute, the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms.

                  2.3 NO CONFLICTS. The execution and delivery of this Agreement and the documents contemplated hereby to be executed by the Seller do not, and compliance by the Seller with the terms hereof and thereof and consummation by the Seller of the transactions contemplated hereby and thereby will not, (a) violate or conflict with any existing term or provision of any law, statute, ordinance, rule, regulation, order, writ, judgment, injunction or decree applicable to the Seller; (b) conflict with or result in a breach of or default under any of the terms, conditions or provisions of any agreement or instrument to which the Seller is a party or otherwise subject, or by which the Seller, the Business or any of the Assets may be bound; (c) result in the creation or imposition of any Lien upon the Business or any of the Assets;

(d) except as set forth on Schedule 2.3, give to any third party any right of termination, cancellation, acceleration or modification (including with respect to prepayment penalties) in or with respect to any agreement or instrument to which the Seller is a party or otherwise subject, or by which the Seller, the Business or the Assets may be bound or subject; or (e) breach any fiduciary duty owed by the Seller to any person or entity.

                  2.4 CONSENTS AND APPROVALS. Except with respect to consents, approvals, actions, filings or notices made, given or obtained, copies of each of which have been provided by the Seller to the Buyer, the execution and delivery by the Seller of this Agreement and the documents contemplated hereby to be executed by the Seller, compliance by the Seller with the terms hereof and thereof and consummation by the Seller of the transactions contemplated hereby and thereby do not require the Seller to obtain any consent, approval or action of, make any filings with or give any notice to any corporation, person, firm or other entity, or any public, governmental or judicial authority.

                  2.5 TITLE TO PROPERTIES; CONDITION. The Seller has, and upon the sale, assignment, transfer and conveyance of the Assets to the Buyer there will be vested in the Buyer, good and marketable title to the Assets, free and clear of any Liens other than those set forth on Schedule 1.1. The Assets have been installed, operated and maintained in accordance with accepted industry practice, are free from latent defects or defects of workmanship or materials, are suitable for the purposes for which they have been and are being employed in the operation of the Business and are in good operating condition and repair. Nothing has occurred to the Assets since the inspection conducted by the Buyer in April 1996, that would have any adverse effect on the value of the Assets to the Buyer or the operating capability of such Assets. Schedule 2.5 includes a list of all leases, operating agreements, maintenance agreements, management agreements, mortgages and other documents or agreements applicable to the Assets, and copies of each such document have been provided to the Buyer. There are no actual, pending or threatened claims against the Assets that could give rise to a Lien (other than Liens that would be covered by valid and collectible insurance, including applicable deductibles), or acts or incidents which could give rise to any such claims, relating to or arising out of the Assets or the operation of the Business. All assets necessary or useful in or to the Business as presently operated by the Seller are owned of record and beneficially by the Seller and not by any affiliate of the Seller or other party. As to each contract that constitutes part of the Assets, such contract is in full force and effect, no notice of cancellation or termination or default has been received by the Seller and no event or condition has occurred or exists which, with notice or lapse of time or both, would constitute a default thereunder. The transfer contemplated hereby will not affect the validity or enforceability of such contracts. As to each lease or license the leasehold or licensee's interest in which constitutes part of the Assets, such lease or license is in full force and effect, no notice of cancellation or termination under any option or right reserved to the lessor or licensor under such lease or license or notice of default has been received by the Seller and no event or condition has occurred or exists which, with notice or lapse of time or both, would constitute a default hereunder. The Seller has not assigned its interest under any such lease or license or subleased the premises demised thereby or sublicensed the right or license granted thereby. The Seller has the right to transfer all of its right, title and interest in the leases and licenses included in the Assets without any consent, and the transfer contemplated hereby will not affect their validity or enforceability. Each of the parcels of land a leasehold estate or fee title to which is included in the Assets has free and uninterrupted access to and from a dedicated public right-of-way through a valid and subsisting easement, and such access is adequate for the use being made of the parcel being accessed, and such access rights will be conveyed to the Buyer with title to such parcel.

                  2.6 FINANCIAL STATEMENTS. Attached hereto as Appendix A are true and complete copies of the balance sheets of the Seller as of April 30, 1996 and December 31, 1995, and the statements of income and retained earnings and cash flow for the four months and year then ended, respectively, including the notes relating thereto (the "Financial Statements"). The Financial Statements and all detailed schedules provided with respect thereto, including without limitation schedules with respect to accounts payable, accounts receivable, accrued liabilities, inventory, fixed assets, prepaid expenses and other assets and liabilities are true and correct in all respects and, taken as a whole, fairly present, in accordance with generally accepted accounting principles consistently applied, the financial position of the Seller as of the date indicated and the results of operations and cash flows of the Seller for the period then ended. Except as set forth on Schedule 2.6, there are no liabilities, contingent or definite, and no assets of the Seller that are not reflected in the Financial Statements and such detailed schedules.

                  2.7 ASSETS USED IN OPERATION. The Assets constitute all of the assets, properties, and rights used in the operation of the Business. Except as set forth on Schedule 2.7, none of the Assets are leased.

                  2.8 CUSTOMARY BUSINESS PRACTICE. Except with respect to certain commission payment arrangements described on Schedule 2.8, there are no written or verbal agreements or other understandings, arrangements or course of dealings involving any kickback, "under the table" payment or other inducement with respect to the solicitation of business from or the production of work for or purchase of supplies or materials from any customer of or supplier to the Seller.

                  2.9 ABSENCE OF CERTAIN CHANGES OR EVENTS. There has not been, occurred or arisen any of the following as they relate to the Business or the Assets since December 31, 1995:

                  (a) any transaction by the Seller except in the ordinary course of business;

                  (b) any change in, or any event, condition or state of facts of any character peculiar to the Assets or the operation of the Business that individually or in the aggregate adversely affects the Business or the Assets or that affects the validity or enforceability of this Agreement;

                  (c) any destruction, damage, or loss suffered by the Business or with respect to any Asset (whether or not covered by insurance);

                  (d) any increase in the salary or other compensation, including without limitation all wages, salary, deferred payment arrangements, bonus payments and accruals, profit sharing arrangements, payment in respect of stock option or phantom stock option or similar arrangements, stock appreciation rights or similar rights, incentive payments, pension or employment benefit contributions or similar payments, payable or to become payable by the Seller to any of its employees, or the declaration, payment or commitment or obligation of any kind for the payment by the Seller of a bonus or increased or additional salary or compensation to any such person;

                  (e) any sale, lease or other disposition of any Asset;

                  (f) any mortgage, pledge, or other encumbrance of any Asset;

                  (g) any labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

                  (h) any transactions by the Seller with an affiliate or related party;

                  (i) any change by the Seller in accounting methods or principles applicable to the Business or the Assets that would be required to be disclosed under generally accepted accounting principles;

                  (j) any borrowing of funds, agreement to borrow funds or guaranty by the Seller affecting or relating to the Business or the Assets, or any termination or amendment of any evidence of indebtedness, contract, agreement, deed, mortgage, lease, license or other instrument to which the Seller is bound or by which any of the Assets is bound or to which any of the Assets is subject other than in the ordinary course of business consistent with past practices;

                  (k) any payment for executive perquisites such as automobile expenses (except as expressly set forth herein), sports tickets or similar perquisites or the payment of any expense reports of any employee of the Seller not accurately documented by legible and appropriate receipts or any direct or indirect distribution of cash or other assets and benefits to any employee of the Seller except for normal payments of salary and other compensation benefits, reimbursement for business expenses and employee's insurance in a manner consistent with the past practices of the Seller; or

                  (l) any contract, commitment or agreement to do any of the foregoing.

                  2.10 ABSENCE OF DEFAULTS. To the actual knowledge of the Seller, the Seller is not in default, and no event has occurred which with notice or lapse of time or both would constitute a default, in any way under any term or provision of any agreement or instrument to which the Seller is a party or by which the Seller is bound that relates to or would affect the

Business or by or to which any of the Assets is bound or subject or that could materially and adversely affect the ability of the Seller to consummate the transactions contemplated hereby.

                  2.11 COMPLIANCE WITH LAWS. To the actual knowledge of the Seller, except as set forth on Schedule 2.11 there has been no failure by the Seller to comply with any federal, state or local law, statute, ordinance, rule or regulation in any respect that could have an adverse effect on Buyer's ability to conduct normal operations of the Business with the Assets after the Closing or on the ability of the Seller to consummate the transactions contemplated hereby.

                  2.12 TAX RETURNS AND REPORTS. All federal, state, local and foreign income, excise, property, sales, use, payroll, informational and other tax returns and reports (collectively, the "Tax Returns") relating to the Business and the Assets have been timely filed (including pursuant to extensions) with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed, and all such returns and reports properly reflect the taxes of the Seller for the periods covered thereby. All federal income, excise and payroll taxes, and, only insofar as the same relates to the Business, all state, local and foreign income, excise, property, sales and use taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions which are called for as due by the Tax Returns, or which are claimed to be due with respect to the periods covered thereby, from the Seller (the "Taxes"), have been properly accrued or paid. The Seller has not received any notice of assessment or proposed assessment by the Internal Revenue Service ("IRS") or any other taxing authority in connection with any Tax Returns and there are no pending tax examinations of any Tax Returns of or tax claims in respect of the Tax Returns asserted against the Seller or its properties. There has been no intentional disregard of any applicable statute, regulation, rule or revenue ruling in the preparation of any Tax Return applicable to the Seller. There are no tax liens on any of the Assets except for Liens for current taxes not yet due and payable. There is no reasonable basis for any additional assessment of any Taxes, penalties or interest with respect to the Seller. The Seller has not waived any law or regulation fixing, or consented to the extension of, any period of time for assessment of any Taxes which waiver or consent is currently in effect.

                  2.13 LITIGATION. (a) There are no actions, claims, suits, investigations, inquiries or proceedings pending against the Seller or IN REM against any of the Assets or threatened against the Seller or IN REM against any of the Assets, at law or in equity, in any court, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or other instrumentality which could be expected to (i) affect the validity or enforceability of this Agreement or the documents contemplated hereby to be executed by the Seller, (ii) restrict the continuing transaction of business with the customers of the Business, (iii) delay consummation of the transactions contemplated hereby or (iv) establish a Lien against any of the Assets; and (b) the Seller is not in violation of any order, decree, judgment, award, determination, ruling or regulation of any court, governmental department, commission, board, bureau, agency or other instrumentality, the result of which violation individually or violations in the aggregate has had or could be expected to have an adverse effect on the Business or the Assets or could be expected to (i) affect the validity or enforceability of this Agreement,

(ii) restrict the continuing transaction of business with the customers of the Business or (iii) delay consummation of the transactions contemplated hereby.

                  2.14 CUSTOMERS AND SUPPLIERS. Schedule 2.14 lists the names and addresses of the customers and suppliers of the Seller since January 1, 1995. The Seller is not aware of any unresolved disputes with any customers or suppliers listed on Schedule 2.14 and is not aware of any matters or circumstances which the Seller believes may give rise to any dispute with any such customer or supplier. No customer or supplier has cancelled, modified or notified the Seller in writing of its intent to cancel or modify its relationship with the Seller.

                  2.15 ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE. The accounts receivable of the Seller reflected in the Financial Statements and all accounts receivable arising thereafter and on or before the Closing Date arose from BONA FIDE transactions in the ordinary course of business and the reserves against such accounts receivable in the Financial Statements are commercially reasonable and have been determined in accordance with past practice. No counterclaims or offsetting claims with respect to such accounts receivable are pending or threatened. The accounts payable reflected in the Financial Statements, and all accounts payable arising thereafter and before the date hereof arose from BONA FIDE transactions in the ordinary course of business, and all such accounts payable (i) have either been paid, (ii) are not yet due and payable under the standard procedures of the Seller for payment of accounts payable, which procedures have been previously furnished to the Company and the Buyer, or (iii) are being contested by the Seller in good faith.

                  2.16 INVENTORIES. As of the Closing Date, the inventories of the Seller consist of raw materials, goods in process and finished goods saleable in the ordinary course of business of the Seller, and the inventories are not excessive in kind or amount in light of such business. All inventories are carried on the books of the Seller at the lower of average cost or market pursuant to the normal inventory valuation policy of the Seller in accordance with generally accepted accounting principles. No items included in inventory of the Seller are or will be pledged as collateral or are held by the Seller on consignment from others. The Seller is not committed as of the date hereof, and will not be committed as of the Closing Date, to purchase inventories in amounts greater than are required in the ordinary course of its business. With respect to inventories in the hands of suppliers for which the Seller will be committed as of the Closing Date, such inventories on the Closing Date will be usable in the ordinary course of business as presently being conducted. All such inventories referred to above are usable within one (1) year of the Closing Date, assuming that the Business continues to be conducted substantially as it is presently being conducted.

                  2.17 ERISA AND RELATED MATTERS. (a) Schedule 2.17 lists all employee welfare and employee pension benefit plans of the Seller, as defined under Sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), respectively, and any other material employee benefit plans, programs or arrangements (whether written or not) which have been sponsored by, maintained by, or contributed to by the Seller, in effect as of the date hereof or during the five-year period ending on the Closing Date, including without limitation all pension, profit sharing, savings and thrift, bonus, incentive or deferred compensation, severance pay and medical and life insurance plans in which any current or former employees of the Seller who become employees of the Buyer or an affiliate of the Buyer pursuant to this Agreement on the Closing Date ("Affected Employees") participate ("Employee Plans") other than the multiemployer pension and health plans identified on Schedule 2.17 written copies of which Employee Plans have been provided to the Company. Except as set forth on Schedule 2.17, no Employee Plans are pension plans within the meaning of Section 3(2) of ERISA and intended to be "qualified plans" ("Qualified Plans") under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         (b) The Seller (i) has made all payments due from it to date under or with respect to each Employee Plan; (ii) has performed all obligations required to be performed by it under each Employee Plan and there is no claimed or existing default or violation under any Employee Plan or event or condition which, upon giving of notice or the lapse of time or both, would constitute such a default or violation; and (iii) is in compliance with the requirements prescribed by all statutes, orders or governmental rules or regulations applicable to the Employee Plans, including without limitation ERISA and the Code. There are no actions, suits or claims pending (other than routine claims for benefits) or threatened against any Employee Plan or against the assets of any Employee Plan.

         (c) All Employee Plans are in compliance with and have been administered in compliance with all applicable requirements of law, including without limitation the Code and ERISA, and all contributions required to be made to each such plan under the terms of such plan, ERISA or the Code for all periods of time before the Closing Date have been or will be, as the case may be, made or accrued.

         (d) With respect to any Qualified Plan, a favorable Tax Reform Act of 1986 determination letter as to the qualification under Section 401(a) of the Code has been issued and the related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and any amendment made to or action taken with respect to any Qualified Plan subsequent to the date of such determination letter has not adversely affected the qualified status of any such plan. The Seller has performed all obligations required to be performed by it under, and is not in default under or in violation of, the terms of any of the Employee Plans. Neither the Seller nor any other "disqualified person" (as defined in Section 4975 of the Code) or "party in interest" (as defined in
Section 3(14) of ERISA) has engaged in any "prohibited transaction" (as such term is defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any Employee Plan (or its related trust, if any), the Seller or any employee of the Seller to the excise tax or penalty imposed under Section 4975 of the Code or Section 502(i) of ERISA. The Seller has not incurred, and does not reasonably expect to incur, any material liability to the Pension Benefit Guaranty Corporation including plan termination liability under Sections 4062, 4063 or 4064 of ERISA or the creation of a Lien against the property of the Seller under Section 4068 of ERISA, whether directly or on a controlled group basis by virtue of Section 4001(b)(l) of ERISA or otherwise. The Seller does not have a liability attributable to an "accumulated funding deficiency," as such term is defined in Section 302 of ERISA and

Section 412(a) of the Code, whether or not waived, with respect to any Qualified Plan either directly or on a controlled group basis or otherwise, and has not incurred any liability attributable to an accumulated funding deficiency under
Section 4971 of the Code or Section 302 of ERISA including the lien under
Section 302(f) of ERISA whether directly or on a controlled group basis or otherwise.

         (e) The Seller shall remain responsible for the sponsorship and administration of each Employee Plan and shall fully vest all Affected Employees in their accrued benefits under any Qualified Plans, as of the Closing Date, and make all contributions required to be made under the terms of each Qualified Plan for periods ending on the Closing Date. Neither the Company nor the Buyer shall have any obligation under this Agreement after the Closing to cover any Affected Employee in any pension plan or qualified plan regardless of whether such plan is presently maintained by the Company or the Buyer. For a period of one (1) year after the Closing or other reasonable period mutually agreed upon between the Company, the Buyer and the Seller, the Seller shall provide the Company and the Buyer with any individual account or benefit statement history, data or other information with respect to any Affected Employee in the possession or control of the Seller as of the Closing to the extent such information is reasonably requested by the Company or the Buyer after the Closing in order to assist the Company and the Buyer in making any necessary calculations or required reporting or disclosure with respect to any coverage it may offer to an Affected Employee in an employee benefit plan or qualified plan after the Closing.

         (f) (i) The Seller shall remain responsible for the sponsorship and administration of any Employee Plan which is an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, that is listed on Schedule 2.17 (the "Welfare Plans"), and shall hold the Company and the Buyer harmless from and against all claims for benefits under such Welfare Plans by participants (including retirees) of such Welfare Plans which, under the terms of such Welfare Plans, are incurred with respect to any event occurring on or before the Closing Date, notwithstanding that such event may require the payment of benefits on or after the Closing Date. (ii) The coverage of each Affected Employee under the Seller's Employee Plans will terminate as of the Closing Date. The Seller will arrange for the appropriate winding up of each of the Seller's Employee Plans and will comply after the Closing Date with the requirements of Sections 601 through 608 of ERISA and Section 4980B of the Code ("COBRA") with respect to any employee or former employee of the Seller (and any dependent or former dependent thereof) whose employment with the Seller terminates in connection with the Buyer's purchase of the Business and the Assets. Neither the Company nor the Buyer shall have any liability, including COBRA, with respect to any employee who is not an Affected Employee hereunder.

                  2.18 CONTRACTS AND COMMITMENTS. Schedule 2.18 contains a true, complete and correct list (and the Seller has previously delivered to the Company and the Buyer true, complete and correct copies) of all of the following documents or agreements, or summaries of material oral agreements or understandings, relating to the Business or the Assets to which, on the date of this Agreement, the Seller is a party, or which relate to or affect the Seller and the Business, the Assets or the transactions contemplated hereby and all documents or agreements which may require any action or consent in connection with such transactions, as they may have been amended to the date hereof:

                  (a) any written employment or consulting agreement, contract or commitment with any employee or any contract or agreement with other consultants;

                  (b) any agreement, contract or commitment with any party containing any covenant limiting the ability of the Seller or any employee of the Seller to engage in business or to compete in any location or with any person;

                  (c) any partnership or joint venture agreement with any party or any arrangements with any party with respect to the sharing of or in the profits or revenues of the Seller, including without limitation any licensing or royalty agreements;

                  (d) any agreement or instrument relating to the borrowing of money, or the direct or indirect guarantee of any obligation for, or an agreement to service the repayment of, borrowed money or any other contingent obligations in respect of indebtedness of any other party;

                  (e) any agreement, contract or commitment relating to the future disposition or acquisition of any investment in any party or of any interest in any business enterprise involving the Business or the Assets;

                  (f) any contract or commitment for capital expenditures or the acquisition or construction of fixed assets;

                  (g) any contract or commitment for the sale or furnishing of materials, supplies, merchandise, equipment or services;

                  (h) any written agreement, instrument or other arrangement, or any material unwritten agreement, contract, commitment or other arrangement, between or among the Seller and any of the affiliates of parties related to the Seller;

                  (i) any contract which grants to any person a preferential right to purchase any of the assets of the Seller;

                  (j) any contract, agreement or commitment with respect to the discharge or removal of a Contaminant (as defined in Section 2.24 below) other than in the ordinary course of business; and

                  (k) any other agreement or instrument not made in the ordinary course of business.

There is no course of dealing, waiver, side agreement, arrangement or understanding applicable to any such contract of the Seller not disclosed therein or in Schedule 2.18.

                  2.19 PATENTS, TRADEMARKS AND COPYRIGHTS. The Seller neither owns nor is a licensee or sublicensee of any patents, trademarks, copyrights or other intellectual property rights except for (i) the corporate names that are being sold hereunder; (ii) such rights that are incorporated by the manufacturers into the Assets, without granting the Seller any specified rights therein; and (iii) software license agreements and related contracts, pursuant to which the payment of all costs, fees and royalties have been duly and timely paid by the Seller and no event of default has occurred thereunder. There have been no claims made, and the Seller has not received any notice and does not otherwise know or have reason to believe that the operation of the Business or any of the Assets is in conflict with the intellectual property rights of others.

                  2.20 INSURANCE. Schedule 2.20 sets forth a true, complete and correct list of all insurance policies of any kind or nature covering the Seller with respect to the Business and the Assets, including without limitation policies of life, fire, theft, employee fidelity, worker's compensation, property and other casualty and liability insurance, and indicates the type of coverage, name of insured, the insurer, the premium, the expiration date of each policy and the amount of coverage for statutory workers' compensation. Schedule
2.20 also sets forth a list of any currently pending claims and any claims asserted under such policies or similar policies within the last three (3) years. The premiums for the insurance policies listed in Schedule 2.20 have been fully paid. The insurance afforded under such policies or certificates is in full force and effect and will continue to cover the Seller with respect to the Business and the Assets through the Closing. True, complete and correct copies of each such policy have been made available to the Company and the Buyer. None of such insurance policies are subject to retroactive premium adjustment in respect of prior periods.

                  2.21 EMPLOYEES. Schedule 2.21 lists all employees of the Seller, the rates of pay for each employee of the Seller, and all commission, bonus or other compensation or expense reimbursement or allowance arrangements between the Seller and any of its employees. Schedule 2.21 lists each management or employment contract or contract for personal services and a description of any understanding or commitment between the Seller and any consultant, employee, independent contractor or other person or entity. A true and complete copy of such contracts and a description of such understandings and commitments has been delivered to the Buyer. The Seller has through the Closing Date made, and will thereafter make, no statement or communication of any kind regarding whether, or the terms and conditions upon which, any such employee may be employed by the Buyer. The Seller has taken all necessary actions to comply with the Worker Adjustment and Retraining Notification Act (the "WARN Act") through the Closing Date, to the extent it is subject to the WARN Act, and the Buyer shall have no disclosure or announcement obligations under the WARN Act as a result of the transactions contemplated by this Agreement. The parties acknowledge and agree that the Buyer is entering into a collective bargaining agreement with the union representing the Seller's employees on substantially the same terms and conditions as the collective bargaining agreement existing between the Seller and such union. The Buyer intends to offer employment to existing employees of the Seller at current wage rates in effect on the Closing Date and, with respect to those employees covered by the collective bargaining agreement, to comply with the other terms and conditions of the collective bargaining agreement entered into between the Buyer and the union. Because it is contemplated that all employees will be offered employment, the WARN Act notice is not required.

                  2.22 LABOR AGREEMENTS; DISPUTES. Except as set forth on
Schedule 2.22, the Seller is not a party to and has no obligation under any collective bargaining agreement or other labor union contract, white paper or side agreement with any labor union or organization, nor any obligation to recognize or deal with any labor union or organization. There are no pending or overtly threatened representation campaigns, elections or proceedings or questions concerning union representation involving any employees of the Seller engaged in the Business. Other than with respect to the union referred to on
Schedule 2.22, the Seller does not have any knowledge of any overt activities or efforts of any labor union or organization (or representatives thereof) to organize any employees engaged in the Business, nor of any demands for recognition or collective bargaining, nor of any strikes, slowdowns, work stoppages or lock-outs of any kind, or overt threats thereof, by or with respect to any of its employees, or any actual or claimed representatives thereof, and no such activities, efforts, demands, strikes, slowdowns, work stoppages or lock-outs occurred during the three-year period preceding the date hereof. There are no charges or complaints involving any federal, state or local civil rights enforcement agency or court; complaints or citations under the Occupational Safety and Health Act or any state or local occupational safety act or regulation; unfair labor practice charges or complaints with the National Labor Relations Board; or other claims, charges, actions or controversies pending, or, to the knowledge of the Seller, threatened or proposed, involving Seller and any employee, former employee or any labor union or other organization representing or claiming to represent such employees' interests, which could materially and adversely affect the Business. Seller is and has heretofore been in compliance in all respects with all laws, rules and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, the sponsorship, maintenance, administration and operation of (or the participation of its employees in) employee benefit plans and arrangements and occupational safety and health programs, and Seller is not engaged in any violation of any law, rule or regulation related to employment, including unfair labor practices or acts of employment discrimination, which could materially and adversely affect the Business. To the actual knowledge of Seller, there are no circumstances or events that could give rise to any claim for alleged breach of any employment agreement, wrongful discharge, collective bargaining agreement or similar claim or claims made by any current or former employee of the Seller before the Closing Date or relating to periods of employment before the Closing Date.

                  2.23 REGULATORY FILINGS. The Seller has filed all reports, statements, documents, registrations, filings or submissions required, in connection with the operation of the Business or the Assets, to be filed by the Seller with any federal, state, municipal or other governmental department, commission, board, bureau, agency or other instrumentality except as disclosed in this Agreement. All such filings complied with applicable law when filed and no deficiencies have been asserted by any such regulatory authority with respect to such filings or submissions except as disclosed in this Agreement.

                  2.24 ENVIRONMENTAL AND HEALTH AND SAFETY MATTERS. (a) As used in this Section 2.24(a) and Section 10.1(b) all terms appearing in initial capitals shall have the meaning given them in Section 2.24(b) hereof. Except as set forth on Schedule 2.24, with respect to the Business and the Facilities, (i) the operations of the Seller comply with all applicable environmental, health and safety statutes, treaties, conventions, rules, ordinances, and regulations in all jurisdictions in which the Seller conducts business, including without limitation all Environmental Laws applicable to the jurisdictions in which operations are conducted; (ii) none of the operations of the Seller are subject to any judicial or administrative proceeding alleging the violation of any Environmental Law; (iii) none of the operations of the Seller are the subject of any federal or state investigation evaluating whether any Remedial Action is needed to respond to a Release of any Contaminant or other substance into the environment; (iv) the Seller has not filed any notice under any Environmental Law applicable to the jurisdiction in which operations of the Seller are conducted indicating past or present treatment, storage or disposal of a hazardous waste or reporting a Release of a Contaminant or other substance into the environment; (v) the Seller has no contingent liability in connection with any Release of any Contaminant or other substance into the environment, including without limitation any contingent liability for failure to report a Release; (vi) none of the operations of the Seller involve the generation, transportation, treatment or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 (in effect as of the date of this Agreement) or any state equivalent thereof, in violation of any Environmental Law applicable to the jurisdiction in which operations of the Seller are conducted, including without limitation statutes, regulations and laws pertaining to permits and manifests;
(vii) the Seller has not disposed of any hazardous waste or substance or other material by placing it in or on the ground or waters of any premises owned, leased or used by the Seller in violation of any Environmental Law applicable to the jurisdiction in which operations of the Seller are conducted nor has any lessee or prior owner; (viii) no underground storage tanks or surface impoundments are, on any of the locations upon which the operations of the Seller are conducted, in violation of any Environmental Law applicable to the jurisdiction in which operations of the Seller are conducted; and (ix) no Lien in favor of any governmental authority for (A) any liability under Environmental Laws applicable to the jurisdiction in which operations of the Seller with respect to the Business are conducted, or (B) damages arising from or costs incurred by such governmental authority in response to a release of a Contaminant or other substance into the environment has been filed or attached to any of the assets of the Seller or any of the locations upon which the operations of the Seller with respect to the Business are conducted.

                  (b) ENVIRONMENTAL DEFINITIONS. Each of the following terms shall have the meaning indicated below:

                  "Contaminant" shall mean those substances or materials that are defined as hazardous or toxic or that are regulated by or form the basis of liability under any Environmental Law, including without limitation asbestos, polychlorinated biphenyls

         ("PCBs"), and radioactive substances, or any other material or substance that constitutes a health, safety or environmental hazard to any person or property.

                  "Environmental Claim" shall mean any accusation, allegation, notice of violation, claim, demand, abatement or other order or direction (conditional or otherwise) by an governmental authority or any person for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions, resulting from or based upon (i) the existence, or the continuation of the existence, of a Release (including without limitation sudden or non- sudden, accidental or nonaccidental Releases) of or exposure to any Contaminant, odor or audible noise, into or onto the environment (including without limitation the air, ground, water or any surface) at, in, by, from or related to the Facilities, (ii) the transportation, storage, treatment or disposal of materials in connection with the operation of the Facilities or (iii) the violation or alleged violation of any statutes, ordinances, orders, rules, regulations, Permits or licenses of or from any governmental authority, agency or court relating to environmental matters connected with the Facilities.

                  "Environmental Laws" shall mean all federal, state or local laws relating to health, safety or the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") (42 U.S.C. ss. 9601 ET SEQ.), the Hazardous Material Transportation Act (49 U.S.C. ss. 1801 ET SEQ.), the Resource Conservation and Recovery Act (42 U.S.C. ss. 6901 ET SEQ.), the Clean AiR Act (42 U.S.C. ss. 7401 ET SEQ.), the Clean Water Act (33 U.S.C. ss. 1251 ET SEQ.), tHE Toxic Substances Control Act, as amended (15 U.S.C. ss. 2601 ET SEQ.), the National Environmental Policy Act (42 U.S.C. ss. 4321 ET SEQ.), the Oil Pollution Act (33 U.S.C. ss. 2701 ET
         SEQ), and the Occupational Safety and Health Act (29 U.S.C. ss. 651 ET SEQ.), as these laws have been amended or supplemented, and any analogous state or local statutes, rules or ordinances and the regulations promulgated pursuant thereto.

                  "Facilities" shall mean real and personal property owned, leased or used by the Seller with respect to the Business, including without limitation the Assets.

                  "Permit" shall mean any permit, approval, authorization, license variance, or permission required from a governmental authority under any applicable Environmental Laws.

                  "Release" shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration into the indoor or outdoor environment, or into or out of any property owned or leased by the Seller, including the movement of any Contaminant through or in the air, soil, surface water, groundwater, or property and including without limitation the meanings of such words as set forth in the laws, applicable treaties, rules, ordinances or regulations or analogous governmental provisions referred to under Environmental Laws.

                  "Remedial Action" shall mean all actions required or voluntarily undertaken to (1) clean up, remove, treat, or in any other way address any Contaminant in the indoor or outdoor environment; (2) prevent the Release or threat of Release, or minimize the further Release of any Contaminant so it does not migrate or endanger or threaten to endanger public health or welfare of the indoor or outdoor environment; or (3) perform pre-remedial studies and investigations and post-remedial monitoring and care.

                  2.25 CONTINGENT LIABILITIES. Except as set forth in detail on
Schedule 2.25, there are no contingent liabilities of the Seller of any kind arising or existing on or before the Closing Date, including without limitation claims, proceedings or causes of action which are currently or hereafter may become the subject of claims, assertions, litigation or arbitration.

                  2.26 PERSONAL INJURY, PRODUCTS LIABILITY AND RECALL CLAIMS. There are, to the actual knowledge of Seller, no circumstances or events that could give rise to any claim for personal injury (including worker's compensation or otherwise), property damage, product recall, product liability or strict liability, arising from events (including the shipment of goods) occurring on or before the Closing Date (whether or not asserted).

                  2.27 BROKERS. All negotiations with respect to this Agreement and the transactions contemplated hereby have been carried out by the Seller directly with the Company and the Buyer, without the intervention of any person on behalf of the Seller in such manner as to give rise to any valid claim by any person against the Company or the Buyer for a finder's fee, brokerage commission or similar payment. The Seller shall be solely responsible for any finder's fee, brokerage commission or similar obligation payable to Compass Capital Advisors, Inc. with respect to the transactions contemplated by this Agreement.

                  2.28 DISCLOSURE. Each response by the Seller by or through its employees or other representatives to inquiries in connection with the due diligence performed by representatives of the Company and the Buyer, as revised or updated by subsequent disclosures and this Agreement, was complete and accurate in all material respects. Copies of the most recent versions of all documents and other written information referred to herein or in the schedules that have been delivered or made available to the Company and the Buyer are true, correct and complete copies thereof and include all amendments, supplements or modifications thereto or waivers thereunder. Such documents and other written information do not omit any material facts necessary, in light of the circumstances under which such information was furnished, to make the statements set forth therein not misleading. Except as expressly set forth in this Agreement and the schedules or in the certificates or other documents delivered pursuant hereto, the Seller does not have any knowledge of any facts which will or may reasonably be expected to have any adverse effect on the value of the Business or the Assets.

                  2.29 TRANSACTIONS WITH AFFILIATES. Except as set forth in
Schedule 2.18, there are no contracts or arrangements (formal or informal, written or oral) related directly or indirectly to the Business or the Assets between the Seller and any other persons controlling, under common control with or controlled by the Seller.

                  2.30 SELLER PAYMENTS. Since April 30, 1996, there have been no withdrawals or payments to, for the benefit of or on behalf of the Seller in excess of $24,343.56 in the aggregate.

                  2.31 EXTRAORDINARY ITEMS. Since April 30, 1996, there have been no Extraordinary Items (as defined below) paid or incurred by the Business or the Seller. The term "Extraordinary Item" shall mean any of the following:
(a) those expenses of the Business or the Seller, other than the Audit Fees, incurred in connection with the Letter, this Agreement or the Acquisition and
(b) any non-mandatory benefit plan contributions.

                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES
                              OF COMPANY AND BUYER

         The Company and the Buyer, jointly and severally, represent and warrant to the Seller that:

                  3.1 ORGANIZATION AND GOOD STANDING. Each of the Company and the Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and the Buyer is qualified to do business in the State of California.

                  3.2 AUTHORITY OF THE COMPANY AND THE BUYER. Each of the Company and the Buyer has all requisite corporate power and authority to enter into this Agreement and the documents contemplated hereby to be executed by the Company and the Buyer and to perform the obligations to be performed by the Company and the Buyer hereunder and thereunder. The execution, delivery and compliance by the Company and the Buyer with the terms of this Agreement and the documents contemplated hereby to be executed by the Company and the Buyer, and the consummation by the Company and the Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate actions by the Company and the Buyer. This Agreement has been duly executed and delivered by the Company and the Buyer. This Agreement constitutes, and the documents contemplated hereby to be executed by the Company and the Buyer upon their execution and delivery as herein provided will constitute the legal, valid and binding obligations of the Company and the Buyer, enforceable against the same in accordance with their respective terms.

                  3.3 NO CONFLICTS. The execution and delivery of this Agreement by the Company and the Buyer, and the consummation of the transactions contemplated hereby, and the execution and delivery by the Company and the Buyer of, and the consummation of the transactions contemplated by, the documents contemplated hereby to be executed by the Company and the Buyer, will not (a) violate or conflict with any existing term or provision of any law, statute, ordinance, rule, regulation, order, writ, judgment, injunction or decree applicable to the Company or the Buyer so as to materially and adversely affect the ability of the Company or the Buyer to consummate the transactions contemplated hereby or thereby; (b) conflict with or result in a breach of or default under any of the terms, conditions or provisions of the articles of incorporation or bylaws of the Company or the Buyer or any agreement or instrument to which the Company or the Buyer is a party or by which the Company or the Buyer or any of the assets or properties thereof may be bound or subject, where such breach or default may reasonably be expected to materially and adversely affect the ability of the Company or the Buyer to consummate the transactions contemplated hereby; (c) result in the creation or imposition of any Lien upon the assets or properties of the Company or the Buyer, where such Lien may reasonably be expected to materially and adversely affect the ability of the Company or the Buyer to consummate the transactions contemplated hereby; (d) give to others any right of termination, cancellation, acceleration or modification in or with respect to any agreement or instrument to which the Company or the Buyer is a party, or by the Company, the Buyer or any of the assets or properties of the same may be bound or subject, where such termination, cancellation, acceleration or modification of any such agreement or instrument may reasonably be expected to materially and adversely affect the ability of the Company or the Buyer to consummate the transactions contemplated hereby; or (e) breach any fiduciary duty of the Company or the Buyer to any person or entity, where such breach may reasonably be expected to materially and adversely affect the ability of the Company or the Buyer to consummate the transactions contemplated hereby.

                  3.4 CONSENTS AND APPROVALS. The execution and delivery by the Company and the Buyer of this Agreement and the documents contemplated hereby to be executed by the Company and the Buyer, compliance by the Company and the Buyer with the terms hereof and thereof, and the consummation by the Company and the Buyer of the transactions contemplated hereby and thereby, do not require the Company or the Buyer to obtain any consent, approval or action of, or make any filing with or give any notice to (other than filings and press releases required under applicable securities laws) any corporation, person or firm or other entity or any public, governmental or judicial authority, the failure to obtain which may reasonably be expected to materially and adversely affect the ability of the Company or the Buyer to consummate the transactions contemplated hereby.

                  3.5 BROKERS. All negotiations with respect to this Agreement and the transactions contemplated hereby have been carried out by the Company and the Buyer directly with the Seller, without the intervention of any person on behalf of the Company or the Buyer in such manner as to give rise to any valid claim by any person against the Seller for a finder's fee, brokerage commission or similar payment.

                  3.6 LITIGATION. There are no actions, claims, suits, investigations, inquiries or proceedings pending against the Company or the Buyer or, to the knowledge of the Company and the Buyer, overtly threatened against the Company or the Buyer, at law or in equity, in any court, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or other instrumentality which could reasonably be expected to affect the validity or enforceability of this Agreement or the documents contemplated hereby to be executed by the Company or the Buyer and neither the Company nor the Buyer is in violation of any order, decree, judgment, award, determination, ruling or regulation of any court, governmental department, commission, board, bureau, agency or other instrumentality, where such violation may reasonably be expected to affect the validity or enforceability of this Agreement.

                  3.7 ACKNOWLEDGMENTS. The Company and the Buyer acknowledge that (i) the Seller has no long-term contracts with his suppliers or customers and cannot warrant that any such contracts will be continued after the Closing,
(ii) all contracts are done on a per-job basis and (iii) approximately 80% of the Seller's business comes from one customer disclosed to the Company and the Buyer.

                                    ARTICLE 4
                        ACTIONS BY SELLER PENDING CLOSING

                  The Seller will, between the date hereof and the Closing Date, comply with the provisions of this Article 4, except to the extent that the Company and the Buyer may otherwise consent in writing or to the extent otherwise required or permitted by this Agreement.

                  4.1 CONDUCT OF BUSINESS. The Seller shall operate the Business only in the usual, regular and ordinary manner and, to the extent consistent with such operation, use its reasonable commercial efforts to maintain, preserve and protect the Assets and the business organization of the Business, all in coordination and cooperation with the Company and the Buyer and shall keep available the services of its present officers and employees and shall preserve the present relationships with persons having dealings with the Seller as the same relate to the Business. The Seller shall refrain from taking any of the actions enumerated in Section 2.9 hereof or enter into any contract of the nature enumerated in Section 2.18 hereof.

                  4.2 CONTINUED ADMINISTRATION. The Seller will administer each and every employee benefit plan described in Schedule 2.17 hereto in accordance with the provisions of the Code and ERISA until they are terminated in accordance therewith.

                  4.3 RECORDS. The Seller shall maintain its books, accounts and records in the usual, regular and ordinary manner.

                  4.4 MAINTENANCE OF INSURANCE. The Seller shall maintain in full force and effect all of its presently existing insurance coverage described in Schedule 2.20 hereto, or insurance comparable to such existing coverage, including as applicable "tail" insurance, and shall cause the Buyer to receive the benefit of such coverage from and after the Closing with respect to incidents occurring before the Closing. The Seller shall cause the Buyer and the Company to be named as additional insureds and loss payees under such policies effective from the signing of this Agreement.

                                    ARTICLE 5
                               COVENANTS OF SELLER

                  The Seller covenants and agrees with the Company and the Buyer that:

                  5.1 APPROVALS. The Seller shall take all reasonable steps and shall use reasonable commercial efforts to obtain, and shall cooperate with the Company and the Buyer in obtaining, as promptly as possible, all approvals, authorizations and clearances of governmental and regulatory bodies and officials required to consummate the transactions contemplated hereby. The Seller shall provide such other information and communications to governmental and regulatory authorities, as such governmental and regulatory authorities or the Company or the Buyer may reasonably request and shall use reasonable commercial efforts to obtain the requisite consents of third parties required to consummate the transactions contemplated hereby. Notwithstanding any other language herein, the Company and the Buyer shall not be required to make any payment or other concession or to assume any obligation (other than with respect to contracts expressly assumed hereunder) in connection with obtaining such consents.

                  5.2 COMPLIANCE WITH LEGAL REQUIREMENTS. The Seller shall comply promptly with all requirements which federal or state law may impose on the Seller or any of its affiliates with respect to the transactions contemplated by this Agreement, and will promptly cooperate with and furnish information to the Company and the Buyer in connection with any such requirements imposed upon them in connection therewith.

                  5.3 BOOKS AND RECORDS. Except as prohibited by law, the Seller shall make its books and records related to the operation of the Business or the Assets available or shall deliver copies thereof to the Company and the Buyer during normal business hours for any reasonable business purpose.

                  5.4 INVESTIGATION BY COMPANY AND BUYER. From and after the date hereof and until the Closing Date, the Seller shall permit the Company and the Buyer and their counsel, accountants and other representatives reasonable access during normal business hours to all of its properties, books, contracts, commitments and other records including without limitation tax returns, declarations of estimated tax and tax reports, and, during such period,the Seller shall furnish promptly to the Company and the Buyer all other information concerning its business, properties and personnel as the Company and the Buyer may reasonably request; PROVIDED, HOWEVER, THAT no investigation pursuant to this Section 5.4 shall affect any representations or warranties contained in this Agreement.

                  5.5 CERTAIN ACTS OR OMISSIONS. The Seller shall not (a) omit to take any action called for by any of his covenants contained in this Agreement, or (b) take any action which he is required to refrain from taking by any of such covenants. The Seller shall, before the Closing, use reasonable commercial efforts to cure any violation or breach of any of his representations, warranties or covenants contained in this Agreement which becomes known, occurs or arises subsequent to the date of this Agreement and shall obtain the satisfaction of all conditions to Closing set forth in this Agreement.

                  5.6 REPORTS. The Seller shall deliver to the Company and the Buyer copies of all material financial statements, reports or analyses with respect to the Business which are prepared or received between the date of the Letter and the Closing Date promptly after such preparation or receipt (to the extent normally provided to management of the Seller or reasonably requested by the Company and the Buyer, including without limitation all internal daily, monthly or quarterly financial statements, reports and analyses relating to the Business regularly prepared) and regardless of whether such financial statements, reports or analyses are prepared internally or by third parties. The Seller agrees that the nature and timing of financial statements, reports and analyses with respect to the Seller which have historically been regularly prepared will not be changed.

                  5.7 CHANGE OF NAME. The Seller shall, no later than the first business day following the Closing Date, cease using the name "Eagle Press" and shall take whatever action may be necessary or appropriate to withdraw any filing by the Seller with any governmental authority evidencing such usage by the Seller.

                  5.8 CONFIDENTIALITY. The Seller shall not, before the Closing Date, disclose or allow any of his employees, agents or affiliates to disclose to third parties (except disclosures to the Seller's representatives involved in this transaction who agree to be bound by this covenant) any information that the Seller has obtained from the Company or the Buyer in connection with this Agreement with respect to the Company or the Buyer or any of their respective affiliates, and from and after the Closing Date the Seller shall not disclose or allow any of his affiliates to disclose to third parties, and will not use for his or their own account or allow his or their affiliates to use for their own accounts, any trade secrets, business secrets or other information relating to the Business or the Assets or any information that the Seller has obtained from the Company or the Buyer in connection with this Agreement with respect to the Company or the Buyer or any of their respective affiliates.

                  5.9 ADDITIONAL DISCLOSURE. From the date of this Agreement to and including the Closing Date, the Seller shall, promptly after the occurrence thereof is known to the Seller advise the Company and the Buyer of each event subsequent to the date hereof which causes any covenant of the Seller to be breached or causes any representation or warranty of the Seller contained herein to no longer be true, correct or complete.

                  5.10     TITLE COMMITMENT AND POLICY.

                  (a) In connection with the Closing, the Seller shall obtain, at the Buyer's cost and expense, within 10 days after the Closing Date a commitment for leasehold title insurance (the "Leasehold Title Commitment") from a title insurance company satisfactory to the Buyer (the "Title Company") pursuant to which the Title Company agrees to issue the Buyer a Policy of Leasehold Title Insurance (the "Leasehold Title

         Policy"), in the form satisfactory to the Buyer, with respect to the lease described on Schedule 5.10, including the real property and all buildings, improvements and fixtures now or hereafter located or erected in, under or upon such real property (all as described in such Schedule 5.10, the "Land"). In connection with such Leasehold Title Commitment and Leasehold Title Policy (i) Liens for taxes not yet due and payable or being contested in good faith; (ii) materialmen's, mechanics', workers', repairmen's, or other similar Liens arising in the ordinary course of the operation of the Assets on the Land; (iii) all rights to consent by, required notices to, filings with or other actions by governmental entities if the same are customarily obtained subsequent to sale or conveyance; (iv) rights reserved to or vested in any local, state and federal governmental bodies, authorities or agencies to control or regulate any of the Land in any manner, and all laws, rules, regulations, ordinances and orders of any such bodies, authorities or agencies; (v) the Liens, easements and other encumbrances which are specifically identified on the Leasehold Title Commitment and to which the Buyer has not objected; and (vi) Liens to be released at or before the Closing shall be considered permitted encumbrances (the "Permitted Encumbrances"). The Land shall be leased to the Buyer free and clear of any and all rights of such parties in possession.

                  (b) The Buyer shall have until 6:00 p.m., Houston time, on July 25, 1996, to make objections to the Seller in writing as to any exceptions to title. If the Buyer makes objections to any exception, the Seller shall have the right, exercisable by giving the Buyer notice within thirty (30) days of receipt of the Buyer's written objection, to remove such exception, and the issuance of a new Leasehold Title Commitment that does not include such exception, and if the Buyer does not obtain removal of such exception from the Leasehold Title Policy, the Buyer may take such action as it deems necessary to remove such exception at the Seller's cost and Seller shall pay such costs within five days of demand therefor. For purposes of this Agreement, any exception shall not be deemed to have been removed unless and until the Title Company issues a new Leasehold Title Commitment that does not contain such exception and the Buyer receives a copy of the new Leasehold Title Commitment. For purposes of the Leasehold Title Policy the Permitted Encumbrances shall not include any matters or exceptions that are not reflected in the Leasehold Title Commitment required hereunder. Absent such objection, the Buyer shall be deemed to accept the Leasehold Title Commitment; PROVIDED that the Buyer shall not be required to accept any of the standard printed exceptions to the Leasehold Title Commitment or any materialman's or mechanic's liens which may be listed thereon or give any formal objection thereto and the Leasehold Title Policy shall not contain any such exceptions for such matters shown to the Leasehold Title Commitment.

                  5.11 SELLER'S OBLIGATIONS TO EMPLOYEES. Except to the extent included in the Assumed Liabilities, the Seller shall be responsible for paying and shall remain liable for any short- or long-term disability, severance or other benefits (contractual or statutory), whether or not any allowed days have been taken by the employee, which have accrued on or before the

Closing Date as a result of the transactions contemplated hereby or otherwise with respect to any employee of the Seller.

                  5.12 PAYMENTS RECEIVED POST-CLOSING. After the Closing, any additional payments received by the Seller with respect to the Business or the Assets shall constitute a portion of the Assets and the Seller shall forward such payments to the Buyer within five (5) business days of the receipt thereof.

                  5.13 CONTRACTS; LIABILITIES. The Seller shall not enter into any contracts or incur any liabilities other than in the ordinary course of business without the prior written consent of the Company.

                                    ARTICLE 6
                         COVENANTS OF COMPANY AND BUYER

                  The Company and the Buyer covenant and agree with the Seller that:

                  6.1 APPROVALS. The Company and the Buyer shall take all reasonable steps, and shall use reasonable commercial efforts to obtain, and shall cooperate with the Seller in obtaining, as promptly as possible, all approvals, authorizations and clearances of governmental and regulatory bodies and officials required to consummate the transactions contemplated hereby. The Company and the Buyer shall provide such other information and communications to governmental and regulatory authorities as such governmental and regulatory authorities or the Seller may reasonably request and shall use reasonable commercial efforts to obtain any requisite consents of third parties, to the extent required to consummate the transactions contemplated hereby but only if no payment or other concessions are required to obtain such consents.

                  6.2 COMPLIANCE WITH LEGAL REQUIREMENTS. The Company and the Buyer shall use reasonable commercial efforts to comply promptly with all requirements which federal or state law may impose on them or any of their affiliates with respect to the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to the Seller in connection with any such requirements imposed upon them in connection therewith.

                  6.3 CERTAIN ACTS OR OMISSIONS. Each of the Company and the Buyer shall not (a) omit to take any action called for by any of its covenants in this Agreement or (b) take any action which it is required to refrain from taking by any of such covenants. Each of the Company and the Buyer shall use all reasonable efforts to cure, before the Closing, any violation or breach of any of its representations, warranties or covenants contained in this Agreement which becomes known, occurs or arises subsequent to the date of this Agreement and to obtain the satisfaction of all conditions to Closing set forth in this Agreement.

                  6.4 SELLER AS ADDITIONAL INSURED. The Buyer shall cause the Seller to be named as an additional insured on the Buyer's liability insurance policies for so long as he shall be employed as President of the Buyer subsequent to Closing.

                  6.5 CONFIDENTIALITY. The Company and the Buyer shall not, before the Closing Date, disclose or allow any of their employees, agents or affiliates to disclose to third parties (except disclosures to the representatives of the Company and the Buyer involved in this transaction who agree to be bound by this covenant) any information that the Company or the Buyer has obtained from the Seller in connection with this Agreement with respect to the Seller or any of his affiliates.

                  6.6 ADDITIONAL DISCLOSURE. From the date of this Agreement to and including the Closing Date, the Company and the Buyer shall, promptly after the occurrence thereof is known to the Company or the Buyer, advise the Seller of each event subsequent to the date hereof which causes any covenant of the Company or the Buyer to be breached or causes any representation or warranty of the Company or the Buyer contained herein to no longer be true, correct or complete.

                  6.7 COST OF INSURANCE. The Buyer agrees to reimburse the Seller for the cost of adding the Company and the Buyer as additional insureds and loan payees under the Seller's insurance policies as contemplated under
Section 4.4 and for the cost of maintaining coverage under such policies beyond 18 months and through 24 months following the Closing Date.

                                    ARTICLE 7
                            CONDITIONS TO OBLIGATIONS
                              OF COMPANY AND BUYER

                  Except as may be waived in writing by the Company and the Buyer, the obligations of the Company and the Buyer to consummate this Agreement and the transactions to be consummated by the Company and the Buyer hereunder on the Closing Date shall be subject to the following conditions:

                  7.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Seller contained in this Agreement or in any certificate or document executed and delivered by the Seller to the Company and the Buyer pursuant to this Agreement shall have been true and correct on and as of the Closing Date as though such representations and warranties were made at and as of such date.

                  7.2 COMPLIANCE WITH AGREEMENT. On and as of the Closing Date, the Seller shall have performed and complied with the covenants and agreements required by this Agreement to be performed and complied with by the Seller on or before the Closing Date.

                  7.3 CERTIFICATE. The Seller shall deliver a certificate dated the Closing Date to the Company and the Buyer, certifying the fulfillment of the conditions specified in Sections 7.1, 7.2 and 7.11 hereof.

                  7.4 NO ACTION OR PROCEEDING. On the Closing Date, no action or proceeding by any public authority or any other person shall be pending before any court or administrative body or overtly threatened to restrain, enjoin or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby, and no action or proceeding by any public authority or private person shall be pending before any court or administrative body or overtly threatened to recover any damages or obtain other relief as a result of this Agreement or the transactions contemplated herein or as a result of any agreement entered into in connection with or as a condition precedent to the consummation thereof, which action or proceeding could result in a decision, ruling or finding which would materially and adversely affect the Business or the Assets or the Buyer's ability to conduct normal operations with the Assets after the Closing.

                  7.5 CONSENTS, AUTHORIZATIONS, ETC. All orders, consents, permits, authorizations, approvals and waivers of every governmental entity or third party required for the consummation of the transactions contemplated hereby, and all filings, registrations and notifications to or with all governmental entities required with respect to the consummation of such transactions, shall have been obtained or given.

                  7.6 CORPORATE ACTION BY COMPANY AND BUYER. All action necessary to authorize the execution, delivery and performance by the Company and the Buyer of this Agreement shall have been duly and validly taken by the Company and the Buyer.

                  7.7 COMPLETION OF DUE DILIGENCE. The Company and the Buyer shall have completed to their satisfaction a due diligence review of the Seller, the Business and the Assets, including the completion to their satisfaction of a Phase I environmental review of all operating locations of the Business.

                  7.8 EMPLOYMENT AND NONCOMPETITION AGREEMENT. The Seller shall have delivered to the Company and the Buyer an executed counterpart of the Employment and Noncompetition Agreement, in substantially the form of Appendix B attached hereto, as an inducement for the Company and the Buyer to enter into this Agreement and consummate the transactions contemplated hereby.

                  7.9 OPINION OF COUNSEL. The Company and the Buyer shall have received an opinion, addressed to the Company and the Buyer and dated the Closing Date, of Hyde, Miller & Owen, a professional corporation, counsel for the Seller, in form and substance reasonably satisfactory to the Company and its counsel.

                  7.10 INSTRUMENTS OF CONVEYANCE. The Seller shall deliver to the Buyer bills of sale, warranty deeds, certificates of title with respect to any titled vehicles and other instruments conveying title to the Assets as set forth in Section 1.1, free and clear of all Liens. All such instruments of conveyance shall be in form and content reasonably satisfactory to the Company and the Buyer and their counsel.

                  7.11 OPERATION OF BUSINESS. The Business shall have been operated in the ordinary course from and after December 31, 1995 through the Closing Date.

                  7.12 NO ADVERSE CHANGE. No incident or event shall have occurred resulting in the destruction, material damage to, or loss of any Asset (whether or not covered by insurance).

                  7.13 CREDITOR RELEASES. Subject only to payment of the Assumed Liabilities, each of the Seller's creditors shall have released any Liens on the Assets, and all required consents of any person or entity to the conveyance of the Assets to the Buyer shall have been obtained.

                  7.14 PHYSICAL POSSESSION AND CONTROL. Effective physical possession and control of the Assets shall have been tendered by the Seller to the Company and the Buyer.

                  7.15 DELIVERY OF OTHER DOCUMENTS AND INSTRUMENTS. The following additional documents shall have been executed and delivered by the Seller at or before the Closing:

                  (a) CONSENTS. Copies of all required consents and approvals;

                  (b) SPECIFIC ASSIGNMENTS. Specific assignments of the name "Eagle Press," the contracts and leases identified in Schedule 2.5 and any significant contracts, proprietary information and permits that the Company and the Buyer may reasonably request to assure their continuity, together with any consents to such assignments that may have been obtained;

                  (c) RELEASE. A release in the form attached hereto as Appendix C of any and all claims John Ross and his spouse may have against the Business, the Assets, the Company or the Buyer, except as may arise hereunder or under any documents executed in connection herewith; and

                  (d) OTHER REQUESTED DOCUMENTS. Further instruments and documents, in form and content reasonably satisfactory to counsel for the Company and the Buyer, as may be necessary or reasonably appropriate more fully to consummate the transactions contemplated hereby.

                                    ARTICLE 8
                       CONDITIONS TO OBLIGATIONS OF SELLER

                  Except as may be waived in writing by the Seller, the obligations of the Seller to consummate this Agreement and the transactions to be consummated by the Seller hereunder on the Closing Date shall be subject to the following conditions:

                  8.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company and the Buyer contained in this Agreement or in any certificate or document executed and delivered by the Company and the Buyer to the Seller pursuant to this Agreement shall have been true and correct and shall be true and correct on and as of the Closing Date as though such representations and warranties were made at and as of such date.

                  8.2 COMPLIANCE WITH AGREEMENT. On and as of the Closing Date, the Company and the Buyer shall have performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed and complied with by the Company or the Buyer on or before the Closing Date.

                  8.3 CERTIFICATE OF OFFICER. Each of the Company and the Buyer shall have delivered to the Seller an officer's certificate, dated the Closing Date and signed on behalf of the Company and the Buyer by the President or a Vice President of the Company and the Buyer, respectively, certifying the fulfillment of the conditions specified in Sections 8.1 and 8.2 hereof.

                  8.4 NO ACTION OR PROCEEDING. On the Closing Date, no action or proceeding by any public authority or any other person shall be pending before any court or administrative body or overtly threatened to restrain, enjoin or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby, and no action or proceeding by any public authority or private person shall be pending before any court or administrative body or overtly threatened to recover any damages or obtain other relief as a result of this Agreement or the transactions contemplated herein or as a result of any agreement entered into in connection with or as a condition precedent to the consummation thereof, which action or proceeding could reasonably be expected to result in a decision, ruling or finding which would have a material adverse effect on the ability of the Company or the Buyer to fulfill their obligations under this Agreement.

                  8.5 CONSENTS, AUTHORIZATIONS, ETC. All orders, consents, permits, authorizations, approvals and waivers of every governmental entity or third party required for the consummation of the transactions contemplated hereby, and all filings, registrations and notifications to or with all governmental entities required with respect to the consummation of such transactions, shall have been obtained or given; PROVIDED, HOWEVER, THAT any third-party consent not obtained by the Seller, but waived by the Company and the Buyer, shall not be an unfulfilled condition hereunder.

                  8.6 CORPORATE ACTION BY COMPANY AND BUYER. All action necessary to authorize the execution, delivery and performance by the Company and the Buyer of this Agreement shall have been duly and validly taken by the Company and the Buyer and the Company and the Buyer shall have delivered to the Seller copies, certified as at the Closing Date by the Secretary of each of the Company and the Buyer, of all resolutions of the Board of Directors of the Company and the Buyer authorizing this Agreement and the transactions contemplated by this Agreement.

                  8.7 EMPLOYMENT AND NONCOMPETITION AGREEMENT. The Company and the Buyer shall have executed and delivered to the Seller the Employment and Noncompetition Agreement.

                  8.8 DELIVERY OF PURCHASE PRICE. The Purchase Price shall have been delivered in the manner described in Section 1.5.

                                    ARTICLE 9
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

         The representations and warranties made by the parties in this Agreement or in any certificate or document executed and delivered by either party to the other party pursuant to this Agreement shall survive the Closing Date and the consummation of the transactions contemplated hereby for a period of twenty-four (24) months thereafter, regardless of any investigation made by the parties hereto.

                                   ARTICLE 10
                                 INDEMNIFICATION

                  10.1 INDEMNIFICATION OF PURCHASER INDEMNITEES. The Seller hereby agrees to indemnify and hold the Purchaser Indemnitees (as defined below) harmless from and against:

                  (a) any and all liabilities, obligations, damages, deficiencies and expenses resulting from any misrepresentation, breach of warranty or nonfulfillment of any material covenant or agreement on the part of the Seller under the terms of this Agreement;

                  (b) any action or suit or loss suffered or incurred by the Company or the Buyer resulting from (i) any Environmental Claim, including without limitation any claim arising under CERCLA, the Clean Air Act or the Clean Water Act arising out of the operation of the Facilities, and (ii) any expenses (voluntarily or involuntarily incurred) relating to investigation, removal, cleanup and/or remediation of any contaminant present at or arising out of the operation of the Facilities except to the extent set forth on Schedule 2.24;

                  (c) any and all liabilities or obligations of the Seller (other than the Assumed Liabilities), including without limitation any liabilities or obligations arising as a result of the ownership of the Assets and/or the use and operation of the Business and the Assets before the Closing Date; and

                  (d) any sales taxes incurred in consummating the Acquisition;

                  (e) any and all losses or expenses suffered or incurred by the Buyer or the Company as a result of the Seller failing to consummate the sale of real estate to Consolidated Graphics Properties II, Inc. pursuant to the terms of an agreement with respect thereto entered into of even date herewith;

                  (f) all actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorneys' fees, incident to the foregoing.

                  10.2 INDEMNIFICATION OF SELLER INDEMNITEES. The Company and the Buyer, jointly and severally, agree to indemnify and hold the Seller Indemnitees (as defined below) harmless from and against:

                  (a) any and all liabilities, obligations, damages, deficiencies and expenses resulting from any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement on the part of the Company or the Buyer under the terms of this Agreement;

                  (b) any and all liabilities, obligations or losses arising as result of the Buyer's failure to discharge and perform the Assumed Liabilities;

                  (c) any and all liabilities or obligations arising as a result of ownership of the Assets and/or the use and operation of the Assets from and after the Closing Date; and

                  (d) any and all losses or expenses suffered or incurred by the Seller as a result of Consolidated Properties II, Inc. failing to consummate the sale of real estate pursuant to the terms of an agreement with respect thereto entered into of even date herewith;

                  (e) all actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorneys' fees, incident to the foregoing;

                  10.3 METHOD OF ASSERTING CLAIMS, ETC. The items listed in
Section 10.1 and Section 10.2 are sometimes collectively referred to herein as "Damages"; PROVIDED that such reference shall be understood to mean the respective damages from and against which the Company and the Buyer and their respective officers, directors, stockholders, agents and attorneys (the "Purchaser Indemnitees") or the Seller and his agents and attorneys (the "Seller Indemnitees"), as the case may be, are indemnified as the context requires. The person claiming indemnification hereunder, whether a Purchaser Indemnitee or a Seller Indemnitee, is sometimes referred to as the "Indemnified Party" and the party against whom such claims are asserted hereunder is sometimes referred to as the "Indemnifying Party". All claims for indemnification by an Indemnified Party under Section 10.1 or Section 10.2 hereof, as the case may be, shall be asserted and resolved as follows:

                  (a) If any claim or demand for which an Indemnifying Party would be liable for Damages to an Indemnified Party hereunder is overtly asserted against or sought to be collected from such Indemnified Party by a third party (a "Third Party Claim"), such Indemnified Party shall with reasonable promptness (but in no event later than thirty (30) days after the Third Party Claim is so asserted or sought against the Indemnified Party) notify in writing the Indemnifying Party of such Third Party Claim enclosing a copy of all papers served, if any, and specifying the nature of and specific basis for such Third

         Party Claim and the amount or the estimated amount thereof to the extent then feasible, which estimate shall not be conclusive of the final amount of such Third Party Claim (the "Claim Notice"). For this purpose the commencement of any audit or other investigation respecting Taxes shall constitute a Third Party Claim. Notwithstanding the foregoing, failure to so provide a Claim Notice as provided above shall not relieve the Indemnifying Party from its obligation to indemnify the Indemnified Party with respect to any such Third Party Claim except to the extent that a failure to so notify the Indemnifying Party in reasonably sufficient time prejudices the Indemnifying Party's ability to defend against the Third Party Claim. The Indemnifying Party shall have thirty (30) days from delivery of the Claim Notice (the "Notice Period") to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Third Party Claim and (ii) whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

                           (i) If the Indemnifying Party notifies the
                  Indemnified Party within the Notice Period that the Indemnifying Party does not dispute its liability to the Indemnified Party and that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Article 10, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, such Third Party Claim by all appropriate proceedings, which proceedings shall be diligently prosecuted by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party (but only if the Indemnifying Party is liable hereunder to the Indemnified Party for the full amount of, and all obligations under, such settlement; otherwise, no such settlement shall be agreed to without the prior written consent of the Indemnified Party). If the Indemnifying Party is liable hereunder to the Indemnified Party for the full amount of such Third Party Claim, the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; PROVIDED, HOWEVER, that the Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Party is actually entitled to indemnification hereunder or if the Indemnifying Party assumes the defense with respect to the Third Party Claim), to file during the Notice Period any motion, answer or other pleadings which the Indemnified Party shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and not prejudicial to the Indemnifying Party (it being understood and agreed that if an Indemnified Party takes any such action which is prejudicial and conclusively causes a final adjudication which is adverse to the Indemnifying Party, the Indemnifying Party shall be relieved of its obligations hereunder with respect to such Third Party Claim); and PROVIDED FURTHER, that if requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the person asserting the Third Party Claim, or any cross-complaint against any person. The Indemnified Party may participate in, but not control (except if the Indemnifying Party is not liable hereunder to the Indemnified Party for the full amount of such Third Party Claim, in which case whichever of the Indemnifying Party or the Indemnified Party is liable for the largest amount of Damages with respect to the Third Party Claim shall control), any defense or settlement of any Third Party Claim with respect to which the Indemnifying Party is participating pursuant to this Section 10.3(a)(i), and except as provided in the preceding sentence, the Indemnified Party shall bear its own costs and expenses with respect to such participation.

                           (ii) If the Indemnifying Party fails to notify the
                  Indemnified Party within the Notice Period that the Indemnifying Party does not dispute its liability to the Indemnified Party and that the Indemnifying Party desires to defend the Indemnified Party pursuant to this Article 10, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; PROVIDED, HOWEVER, that if requested by the Indemnified Party, the Indemnifying Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the person asserting the Third Party Claim, or any cross-complaint against any person. Notwithstanding the foregoing provisions of this Section 10.3(a)(ii), if the Indemnifying Party has timely notified the Indemnified Party that the Indemnifying Party disputes its liability to the Indemnified Party and if such dispute is resolved in favor of the Indemnifying Party by final, nonappealable order of a court of competent jurisdiction, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this
                  Section 10.3(a)(ii) or of the Indemnifying Party's participation therein at the Indemnified Party's request and the Indemnified Party shall reimburse the Indemnifying Party in full for all costs and expenses of such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 10.3(a)(ii) (other than a dispute as to the Indemnifying Party's liability to the Indemnified Party) and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

                           (iii) If any Indemnified Party should have a claim
                  against any Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall notify the Indemnifying Party of such claim by the

                  Indemnified Party, specifying the nature of and specific basis for such claim and the amount of the estimated amount of such claim (the "Indemnity Notice"). If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from delivery of the Indemnity Notice that the Indemnifying Party disputes such claim, the amount or estimated amount of such claim specified by the Indemnified Party shall be conclusively deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party has timely disputed such claim, as provided above, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction or as the parties otherwise at such time agree.

                  10.4 PAYMENT OF INDEMNITY. Any indemnity claim shall be paid in cash by the Indemnifying Party to the appropriate Indemnified Party.

                                   ARTICLE 11
                                   TERMINATION

         This Agreement may be terminated at any time before the Closing Date:

                  (a) by mutual consent of the Company, the Buyer and the Seller;

                  (b) by the Company and the Buyer, upon notice of termination of their obligation to consummate the transaction delivered to the Seller if the Company and the Buyer reasonably have determined that there has been any breach of any covenant of the Seller or that the Seller has breached any of its or their representations or warranties, stating in particularity the default or defaults on which the notice is based; PROVIDED, HOWEVER, THAT the Seller shall, after receipt of such notice, have thirty (30) days in which to cure such breach and, if so cured, the Company and the Buyer shall, for that reason, have no right to terminate this Agreement;

                  (c) by the Seller upon notice of termination of his obligation to consummate the transaction delivered to the Company and the Buyer, if the Seller has determined that there has been any breach of any covenant of the Company or the Buyer or that the Company or the Buyer has breached any of its representations or warranties, stating in particularity the default or defaults on which the notice is based; PROVIDED, HOWEVER, THAT the Company and the Buyer shall, after receipt of such notice, have thirty (30) days in which to cure such breach and, if so cured, the Seller shall, for that reason, have no right to terminate this Agreement; or

                  (d) by either the Company and the Buyer or the Seller if the Closing has not occurred on or before July 10, 1996.

         If this Agreement is terminated pursuant to (a) or (d) above, such termination shall be without liability of any party, or any director, officer, employee, agent, consultant or representative of such party, to any other party to this Agreement except as specifically provided in this Agreement. If this Agreement is terminated pursuant to (b) or (c) above, the rights and remedies granted hereby are cumulative and nonexclusive of any other right or remedy available to the terminating party at law or in equity. The parties agree that the Business and the Assets are unique in character and, if the Seller defaults, damages suffered by the Company and the Buyer may not be readily ascertainable. Accordingly, the Seller agrees that the Company and the Buyer, at their option, shall be entitled to the equitable remedy of specific performance.

                                   ARTICLE 12
                                     NOTICES

         All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received, if so given) by personal delivery, telegram, telecopy, or telex, or by registered or certified mail, postage prepaid, return receipt requested, to the parties at the following addresses:

         If to the Seller, to:

                  Eagle Press
                  8111 37th Avenue
                  Sacramento, California 95824
                  Attention:        John Ross

         With a copy to:

                  Hyde, Miller & Owen
                  428 J Street, Suite 400
                  Sacramento, CA 95814
                  Attention:  Nancy C. Miller

         If to the Company or the Buyer, to:

                  Consolidated Graphics, Inc.
                  2210 West Dallas Street
                  Houston, Texas 77019
                  Attention:  Joe R. Davis

         With a copy to:

                  R. Clyde Parker, Jr., Esq.
                  Winstead Sechrest & Minick P.C.
                  910 Travis, Suite 1700
                  Houston, Texas  77002

         Any party from time to time may change its address for the purpose of notices to that party by giving a similar notice specifying a new address, but no such notice shall be deemed to have been given until it is actually received by the party sought to be charged with the contents.

                                   ARTICLE 13
                                  MISCELLANEOUS

                  13.1 INCORPORATION OF SCHEDULES AND APPENDICES; ENTIRE AGREEMENT. The Appendices and Schedules attached hereto are an integral part of this Agreement and are incorporated herein by this reference and the specific references thereto contained herein. This Agreement supersedes all prior discussions and agreements (including, without limitation, the Letter) among the parties with respect to the subject matter of this Agreement, and this Agreement, including the Appendices and Schedules hereto to be delivered in connection herewith, contains the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

                  13.2 WAIVER. Any term or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof; such waiver shall be in writing and shall be executed by the chairman, president or a vice president of each of the parties (or if such party is an individual, by such party himself) as applicable. A waiver on one occasion shall not be deemed to be a waiver of the same or any other matter on a future occasion.

                  13.3 AMENDMENT. This Agreement may be modified or amended only by a writing duly executed by or on behalf of all the parties hereto.

                  13.4 COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

                  13.5 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  13.6 GOVERNING LAW. Except as otherwise provided herein, this Agreement and all rights and obligations hereunder, including matters of construction, validity and performance shall be governed by the laws of the State of California without giving effect to the principles of conflicts of laws thereof.

                  13.7 RISK OF LOSS. The risk of any loss, damage, impairment, confiscation or condemnation of the Assets or any part thereof shall be upon the Seller at all times before the Closing Date. In any such event, the Seller may either (a) repair, replace or restore any such property as soon as possible after its loss, impairment, confiscation or condemnation, or (b) if insurance proceeds are sufficient to repair, replace or restore the property, pay such proceeds to the Buyer by the Closing; PROVIDED, HOWEVER, that in the event of damage to any substantial portion of the Assets, the Company and the Buyer may terminate with no penalty or liability to the Seller.

                  13.8 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; PROVIDED, HOWEVER, that this Agreement or any right or part hereunder shall not be voluntarily assigned by either party hereto without the prior written consent of the other party hereto, except that the Company or the Buyer may assign their rights and obligations hereunder to a wholly owned, direct or indirect, subsidiary of the Company.

                  13.9 EXPENSES. Except as may be otherwise provided in Article 1 hereof, each party hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby; provided that the Seller will not pay such expenses out of funds of the Business.

                  13.10 WAGE, WAGE WITHHOLDING AND OTHER REPORTING OBLIGATIONS. Pursuant to the "Alternative Procedure" provided in Section 5 of Revenue Procedure 84-77, 1984-2 C.B. 753, the Seller and the Buyer agree as follows: (i) the Seller and the Buyer shall prepare and file Internal Revenue Service Forms W-2, W-3 and 941 and the Seller shall transfer to the Buyer, if applicable, Internal Revenue Service Forms W-4 and W-5 in conformance with such "Alternative Procedure"; (ii) the Seller shall be relieved from furnishing Forms W-2 to those individuals employed by the Seller, immediately prior to the transaction contemplated by this Agreement who immediately after the transaction, become employees of the Buyer; and (iii) the Buyer shall assume the entire obligation of the Seller to furnish Forms W-2 to such employees for the full calendar year in which the Closing occurs. Buyer shall also, to the extent permitted by applicable law, prepare and file Internal Revenue Service Forms 1099 covering the full calendar year in which the Closing occurs and shall furnish such forms to the entities with respect to which such forms are filed with the Internal Revenue Service.

                  13.11 FURTHER ASSURANCES. The Seller, at any time after the Closing Date, will promptly execute, acknowledge and deliver any further deeds, assignments, conveyances and other assurances, documents and instruments of transfer, reasonably requested by the Company or the Buyer and necessary for the Seller to comply with the representations, warranties and covenants contained herein and will take any action consistent with the terms of this Agreement that may reasonably be requested by the Company or the Buyer for the purpose of assigning, transferring, granting, conveying, vesting and confirming ownership in or to the Buyer, or reducing to the Buyer's possession, any or all of the Assets.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the _____ day of July, 1996.

                                        THE COMPANY:

                                        CONSOLIDATED GRAPHICS, INC.


                                        By:________________________________
                                                 Joe R. Davis
                                                 Chief Executive Officer


                                        THE BUYER:

                                        CONSOLIDATED EAGLE PRESS, INC.



                                        By:________________________________
                                                 Joe R. Davis
                                                 Chief Executive Officer


                                        THE SELLER:

                                        JOHN ROSS



                                        ___________________________________
                                                 John Ross

                                       S-1